UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 15, 2010

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 — Termination of a Material Definitive Agreement.

On January 4, 2006, VIVUS, Inc. (the “Company”) and Vivus Real Estate LLC, a wholly owned subsidiary of the Company, entered into a Term Loan Agreement, a Commercial Mortgage Note and a Mortgage and Security Agreement (the “Agreements”), with Crown Bank N. A. (“Crown”).  Under the Agreements, the Company borrowed $5,375,000 on January 4, 2006 from Crown payable over a 10-year term.  The Agreements were secured by the land and buildings at the Company’s manufacturing facility located at 735 Airport Road and 745 Airport Road in Lakewood, New Jersey (the “Lakewood Facility”), an assignment of rents and leases on the Lakewood Facility and a $700,000 Certificate of Deposit held by Crown.

On October 15, 2010, in preparation for the closing of the MUSE Transaction and in accordance with the terms of the Agreements, the Company voluntarily paid $4,820,963.70 to Crown in satisfaction of all obligations owed to Crown under the Agreements.  As a result, the security interests and Certificate of Deposit held by Crown will be terminated in favor of the Company.  The Company did not incur any material early termination penalties under the Agreements.

Item 2.04 — Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The disclosure set forth in Item 1.02 is incorporated herein by reference.

The foregoing descriptions of the Agreements noted herein are summaries only and are qualified in their entirety by reference to Exhibits 10.57, 10.58 and 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date:  October 21, 2010